EXHIBIT 5.1

[Goodsill Anderson Quinn & Stifel LLP Letterhead]

June 18, 2004

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, post effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-02103) (the “Registration Statement”), covering an additional 3,627,579 shares of Common Stock, without par value (the “Shares”), of the Company, together with the related rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (the “Rights”), to be offered and sold in connection with the Hawaiian Electric Industries Retirement Savings Plan, as amended (the “Plan”). The registration of the Shares is a result of a 2-for-1 stock split of the Common Stock of the Company (the “Stock Split”) in the form of a share dividend distributed on June 10, 2004 (the “Distribution Date”) of one share of Common Stock for each share of Common Stock issued and outstanding on the record date of May 10, 2004, and represents an adjustment by a ratio of 2-to-1 of the 3,627,579 shares of Common Stock that were reserved and remained available for issuance under the Registration Statement pursuant to the Plan on the Distribution Date.

In connection with the filing of Amendment No. 1 to the Registration Statement, we have examined the Registration Statement and Amendment No. 1 to the Registration Statement, the Restated Articles of Incorporation of the Company, as amended, the Plan, the resolution of the Board of Directors of the Company authorizing the Stock Split and such corporate and other records, certificates and documents and such matters of fact and law as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We are members of the bar of the State of Hawaii and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of Hawaii.

Hawaiian Electric Industries, Inc.

June 18, 2004

Based on the foregoing, we advise you that in our opinion:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2. When the Shares have been duly issued and sold as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP